Exhibit 99.1
KINDER MORGAN ENERGY PARTNERS INCREASES QUARTERLY DISTRIBUTION TO $1.38 PER UNIT, UP 6%

First Quarter DCF 26 Percent Higher Than First Quarter 2013

HOUSTON, April 16, 2014 - Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today increased its quarterly cash distribution per common unit to $1.38 ($5.52 annualized) payable on May 15, 2014, to unitholders of record as of April 30, 2014. This represents a 6 percent increase over the first quarter 2013 cash distribution per unit of $1.30 ($5.20 annualized) and is up from $1.36 per unit ($5.44 annualized) for the fourth quarter of 2013.
Chairman and CEO Richard D. Kinder said, “KMP had a strong first quarter and increased the distribution for the 51st time since current management took over in February of 1997. We earned distributable cash flow before certain items of $1.55 per unit for the first quarter, which equates to coverage in excess of our distributions of $76 million. Our five business segments produced $1.569 billion in segment earnings before DD&A and certain items, a 23 percent increase over the first quarter of 2013. Growth was led by contributions from the Copano acquisition, a dropdown from Kinder Morgan, Inc. associated with the El Paso Corporation transaction, outstanding results from the Natural Gas Pipelines group, increased oil production at our CO2 segment and strong results from our Terminals business. We continue to see exceptional growth opportunities across all of our business segments and currently have identified approximately $14.9 billion in expansion and joint venture investments at KMP that we are confident will come to fruition and drive future growth. This compares to a backlog of $13.5 billion in projects announced in our January earnings release.”
KMP reported first quarter distributable cash flow before certain items of $693 million, up 26 percent from $550 million for the comparable period in 2013. Distributable cash flow per unit before certain items was $1.55 compared to $1.46 for the first quarter last year. First quarter net income before certain items was $788 million compared to $655 million for the same period in 2013. Including certain items, net income was $754 million compared to $792 million for the

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first quarter last year. Certain items for the first quarter totaled a net loss of $34 million versus a net gain of $137 million for the same period last year. Certain items for the first quarter included legal reserve adjustments.
Overview of Business Segments
The Natural Gas Pipelines business produced first quarter segment earnings before DD&A and certain items of $723 million, up 46 percent from $497 million for the same period last year due in large part to contributions from the May 2013 Copano transaction and a March 2013 dropdown from KMI associated with the El Paso Corporation acquisition. Natural Gas Pipelines expects to exceed its published annual budget of 14 percent growth.
“In addition to the Copano acquisition and KMP’s purchase of the remaining 50 percent of El Paso Natural Gas (EPNG) and 50 percent of El Paso midstream from KMI, first quarter earnings growth included a strong performance by Tennessee Gas Pipeline (TGP) and good results from EPNG and the Texas intrastates,” Kinder said. “TGP benefited from continued strong demand for its services, driven by ongoing growth in the Marcellus and Utica Shale plays and a number of expansion projects that began service in November of 2013. EPNG realized higher throughput in the first quarter versus the same period last year due to an increase in natural gas exports to Mexico and capturing a larger percentage of the Southwest market. The Texas intrastates set an instantaneous delivery record of 6.1 billion cubic feet per day (Bcf/d) on three separate days during the quarter.”
Market conditions continue to support the view that natural gas, which is domestic, clean, abundant and reasonably priced, is the future play for America’s energy needs. “Our backlog of natural gas growth projects continues to grow, with approximately $2.6 billion of projects currently at KMP, an increase of $1.3 billion since our January earnings release,” Kinder said. “Since Dec. 1, 2013, we have entered into new firm transport capacity commitments for 2.3 Bcf/d, with the great majority of this capacity expected to come online between 2014 and 2017. A significant portion of this capacity is to transport natural gas from the Marcellus and Utica shale plays to growing demand centers on the Gulf Coast. Additional opportunities include the need for more capacity in the Northeast, demand for gas-fired power generation and exports to Mexico.”

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Record cold was experienced in many parts of the nation in recent months, including the coldest winter on record in the Chicago area. This resulted in throughput continuously near capacity on many of our natural gas pipelines and record storage withdrawals. “I would be remiss if I didn’t commend the Natural Gas group for meeting the operational challenges associated with this record cold weather,” Kinder said. “They did a superb job of keeping our firm pipeline service highly reliable to serve our customers.”
The CO2 business produced first quarter segment earnings before DD&A and certain items of $366 million, up 7 percent from $340 million for the same period in 2013. The CO2 business is on track to meet its published annual budget of 8 percent growth.
“Growth in this segment compared to the first quarter of 2013 was led by a 4 percent increase in oil production at our large SACROC Unit and higher CO2 sales and transport volumes,” Kinder said. “Improved production at our Katz Field compared to the first quarter last year, production from the Goldsmith Unit that we acquired in June of 2013, and higher oil and NGL prices versus the same period last year also contributed to the earnings increase.”
Combined gross oil production volumes averaged 56.1 thousand barrels per day (MBbl/d) for the first quarter, up 5 percent versus the same period last year, led by SACROC. The average West Texas Intermediate (WTI) crude oil price for the first quarter was $98.68 compared to the $96.15 per barrel that was assumed when the company developed the 2014 budget.
Record quarterly CO2 production in southwest Colorado of over 1.3 Bcf/d represented an 8 percent increase versus the first quarter of 2013. The increase was primarily due to our Doe Canyon CO2 source field expansion which was completed in November of 2013. Additionally, volumes increased by 11 percent on the Wink Pipeline compared to the first quarter of 2013 due to a completed expansion project in February of this year. Wink transports crude from KMP’s West Texas oil fields to a refinery in El Paso and set a daily volume record in March with a delivery of almost 157,000 barrels.
The Products Pipelines business produced first quarter segment earnings before DD&A and certain items of $204 million, up 2 percent from $200 million for the comparable period in 2013. Segment earnings would have been higher in the first quarter if shippers had moved contracted volumes on the Kinder Morgan Crude and Condensate (KMCC) pipeline system. Although KMP received the cash for these contracted volumes, the revenue will not be

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recognized until the earlier of the volumes moving or the shippers’ makeup rights expiring in approximately two years. Products Pipelines expects to be slightly below its published annual budget of 18 percent growth.
“The increase in earnings compared to the first quarter of 2013 was driven by higher volumes on the KMCC pipeline, higher volumes and margins in our transmix business, higher volumes and revenues at Southeast Terminals, and contributions from Parkway Pipeline which began service in September of 2013,” Kinder said. “While above plan, Cochin’s earnings declined versus the first quarter last year due to lower terminal, storage and petchem volumes.”
Total refined products volumes for the first quarter were up 5.3 percent compared to the same period last year, including Plantation and the new Parkway pipeline system. (Excluding Parkway, volumes were up 3.7 percent.) Segment gasoline volumes (including transported ethanol on the Central Florida Pipeline) were up 5.3 percent compared to the first quarter last year reflecting continued economic recovery in California, the impact of Parkway’s startup and improvement in supplies in the Florida market. Diesel volumes were up almost 9 percent versus the same period in 2013 due primarily to an increase in Plantation and Parkway volumes attributable to growth in demand across the North and Southeast for Gulf Coast product, and the startup of Parkway, respectively. Jet fuel volumes increased less than 1 percent over the first quarter last year, with commercial jet volumes down at major airports in the East due to inclement weather, while military volumes were up significantly in California. Crude and condensate volumes more than doubled versus the first quarter of 2013 due to the startup of the KMCC and Double Eagle pipelines.
Products Pipelines handled over 10.2 million barrels of biofuels (ethanol and biodiesel) in the first quarter, up 13 percent from the same period a year ago. The increase was driven by volume growth at our Tampa ethanol receipt facility and SFPP biodiesel blending projects coming online this year on the West Coast. This segment continues to make investments in assets across its operations to accommodate more biofuels.
The Terminals business produced first quarter segment earnings before DD&A and certain items of $228 million, up 22 percent from $187 million for the same period in 2013. The

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Terminals segment is on track to exceed its published annual budget of 21 percent annual growth due to the recent American Petroleum Tankers (APT) acquisition.
“Approximately 70 percent of the growth in this segment versus the first quarter of 2013 was organic, with the remaining 30 percent coming primarily from the APT transaction which closed in January,” Kinder said. “The increase in earnings was driven by incremental earnings from various expansions coming online (including the Edmonton Terminal, BP Whiting, BOSTCO, International Marine Terminal and additional liquids tankage at Galena Park). Strong performance by our Gulf Coast liquids terminals, improved petcoke results due to refineries coming out of turnaround and stronger volumes, and our recent acquisition of APT also contributed nicely to first quarter earnings.” Export coal tonnage declined significantly and domestic coal volumes remained weak compared to the first quarter last year. However, there was little impact on segment earnings because of the long-term minimum tonnage commitments the company has with many of its customers.
For the first quarter, Terminals handled 16.5 million barrels of ethanol, up from 15.2 million barrels for the same period last year. Combined, the terminals and products pipelines business segments handled 26.2 million barrels of ethanol, up 10 percent from 23.9 million barrels for the first quarter of 2013. KMP continues to handle approximately 30 percent of the ethanol used in the United States.
Kinder Morgan Canada produced first quarter segment earnings before DD&A and certain items of $48 million versus the $52 million it reported for the same period in 2013. Demand remained high for the Trans Mountain Pipeline in the first quarter, with higher mainline throughput into Washington state and strong activity at the Westridge Terminal. Earnings were impacted primarily by unfavorable foreign exchange rates. This segment’s 2014 annual budget calls for a 4 percent decline in segment earnings before DD&A versus 2013 due to the sale of the Express-Platte pipeline system. Overall, however, the sale of Express-Platte was modestly accretive to KMP.
2014 Outlook
KMP expects to declare cash distributions of at least $5.58 per unit for 2014. KMP expects to exceed its distributable cash flow per unit target primarily as a result of the positive impact of a recent acquisition of marine tankers, TGP’s incremental north to south firm

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transportation contracts (which began service in April 2014) and additional long-term contracts on its EPNG pipeline system. KMP’s $5.58 distributable cash flow per unit target for its 2014 budget, which would be a 5 percent increase over the $5.33 per unit it declared for 2013, was announced in December 2013. (KMR also expects to declare distributions of at least $5.58 per share for 2014, and the distribution to KMR shareholders will be paid in the form of additional KMR shares.)
KMP’s expectations assume an average WTI crude oil price of approximately $96.15 per barrel in 2014, which approximated the forward curve at the time the budget was prepared. The cash generated by KMP’s assets is predominantly fee-based and is not sensitive to commodity prices. In its CO2 segment, the company hedges the majority of its oil production, but does have exposure to unhedged volumes, a significant portion of which are natural gas liquids. For 2014, the company expects that every $1 change in the average WTI crude oil price per barrel will impact the CO2 segment by approximately $7 million, or approximately 0.125 percent of KMP’s combined business segments’ anticipated segment earnings before DD&A.
Other News
Natural Gas Pipelines

•
KMP this week announced that TGP has awarded Antero Resources 100 percent of the capacity offered in TGP’s binding open season for its proposed Broad Run Flexibility and Broad Run expansion projects, which will move gas north to south on its system. The open season totaled 790,000 dekatherms per day (Dth/d) for long-term firm capacity for 15 years on the Broad Run Lateral in West Virginia and on TGP’s 100 and 500 mainlines. Anticipated capital cost of the projects totals approximately $782 million, which includes compressor station and piping modifications to TGP’s existing system, a new compressor station on TGP’s Broad Run Lateral in West Virginia and new mainline compressor stations in Tennessee and Kentucky. There are two components to the project, one expected to come online November 2015 and the other November 2017.

•
TGP’s Utica Backhaul project began service April 1. This approximately $156 million project will move an incremental 500,000 Dth/d north to south on the TGP system, providing firm transportation service for Marcellus and Utica production from receipt points as far north as Mercer, Pa., for delivery to multiple delivery points on the Gulf Coast. The capacity is fully subscribed.

•
TGP continues to advance plans to transport 900,000 Dth/d of natural gas to the proposed Cameron LNG facility at Hackberry, La., which recently received Department of Energy non-Free Trade Agreement country export authority. TGP has entered into binding 20-year transport agreements with Mitsui and Mitsubishi for that capacity. Future shipments by TGP

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are part of an approximately $138 million southwest Louisiana supply project, which is expected to be in service in the fourth quarter of 2017.

•
TGP continues to move forward on the approximately $83 million Rose Lake expansion project in northeastern Pennsylvania. The project will provide long-term firm transportation service for two shippers that have fully subscribed 230,000 Dth/d of firm capacity. Subject to regulatory approvals, an October 2014 in-service date is anticipated.

•
Pre-construction activities are underway for TGP’s approximately $77 million Connecticut Expansion project. The fully subscribed project will provide 72,000 Dth/d of additional long-term capacity to two local distribution customers. The project consists of approximately 13 miles of new pipeline loops along the TGP system in Connecticut, New York and Massachusetts. Pending regulatory approvals, the expansion is expected to be operational in November 2016.

•
TGP completed a successful non-binding open season on two projects during the first quarter to further expand capacity into the Northeast, and the company is now working with shippers to move these expansion projects to the next level.

•
Following successful open seasons, EPNG has entered into long-term contracts for 772,000 Dth/d of new firm natural gas transport capacity. The company will invest approximately $529 million on expansions to serve these customers, with service being staged in between 2014 and 2020.

•
The Federal Energy Regulatory Commission (FERC) recently issued a final environmental impact statement (EIS) for the proposed Sierrita Pipeline project. The EIS concluded that approval of the proposed project, with recommended mitigation measures, would not have a significant impact on the environment. KMP will invest approximately $72 million in the project and will own 35 percent of, construct and operate the pipeline. Subject to regulatory approvals, the pipeline is expected to be in service in October 2014.

•
Kinder Morgan Louisiana Pipeline (KMLP) will invest approximately $143 million to upgrade its pipeline system to serve Magnolia LNG in the Lake Charles, La., area. The proposed project will provide Magnolia LNG with access to multiple pipelines to ensure deliveries of gas supply at competitive rates. Pending regulatory approvals and final investment decision by the developer, the project is anticipated to be placed in service in the fourth quarter of 2018.

CO2
In response to the industry’s continuing robust demand for CO2, KMP continues to make progress on constructing expansion projects and pursuing opportunities designed to increase production and transportation of CO2 for use in enhanced oil recovery projects in the Permian Basin of West Texas and eastern New Mexico. This could lead to over $2 billion in investments that would increase KMP’s CO2 production and transport volumes by an additional 700 million cubic feet per day (MMcf/d) by 2017 (including the projects below), which would bring the company’s total system capacity to more than 2 Bcf/d of CO2.

•	In March, KMP announced plans to build and operate a new 213-mile pipeline to transport CO2 from the company’s St. Johns source field in Apache County, Ariz., to the Kinder

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Morgan-operated Cortez Pipeline in Torrance County, N.M. The Lobos Pipeline will have an initial capacity of 300 MMcf/d and will support current and future enhanced oil recovery projects owned by Kinder Morgan and other operators in the Permian Basin of West Texas and eastern New Mexico. The company plans to invest approximately $300 million on the pipeline and an additional $700 million to drill wells and build field gathering, treatment and compression facilities at the St. Johns field. Pending regulatory approvals, the project is expected to be in service by the third quarter of 2016.

•
Construction is going well on KMP’s approximately $214 million Yellow Jacket Central Facility expansion at the McElmo Dome CO2 source field in southwestern Colorado. The first of four planned expansion projects is expected to be operational by November 2014. These expansions will increase CO2 production by 90 MMcf/d.

Products Pipelines

•
KMP continues to make progress on its approximately $310 million Cochin Reversal project to move light condensate from Kankakee County, Ill., to existing terminal facilities near Fort Saskatchewan. Construction is also underway on the 1 million barrel storage capacity Kankakee tank farm and associated pipeline facilities where Cochin will interconnect with the Explorer Pipeline and the Enterprise TEPPCO Pipeline. The project is expected to be in service in late June 2014.

•
Construction continues on KMP’s approximately $360 million petroleum condensate processing facility near its Galena Park terminal on the Houston Ship Channel. Supported by a long-term, fee-based agreement with BP North America for all 100,000 barrels per day (bpd) of throughput capacity, the project includes building two separate units to split condensate into various components and construct storage tanks for the almost 2 million barrels of product that will be split at the facility. The first phase of the splitter is now scheduled to be commissioned in November, as opposed to July, due to a manufacturer’s delay in the delivery of a major component. The second phase remains scheduled to come online in the second quarter of 2015.

•
KMP and NOVA Chemicals continue to move forward on their proposed $300 million Kinder Morgan Utica to Ontario Pipeline Access (UTOPIA) project. The companies announced in December 2013 a letter of intent to develop the new products pipeline from the Utica Shale. Under the agreement, Kinder Morgan Cochin will construct, own and operate a 210-mile pipeline from multiple fractionation facilities in Harrison County, Ohio, to Kinder Morgan’s Cochin Pipeline near Riga, Mich., where the company will then move product via Cochin east to Windsor, Ontario, Canada. UTOPIA would transport previously refined or fractionated NGLs, including ethane and propane, and is expected to have an initial 50,000 bpd of capacity, expandable to more than 75,000 bpd. Pending NOVA’s execution of a definitive agreement during the binding open season (which is expected in 2014), along with timely receipt of necessary permitting and regulatory approvals, a mid-year 2017 in‑service date is anticipated.

•
KMP and Targa Resources Partners also continue to pursue a possible joint venture to construct new NGL fractionation facilities at Mont Belvieu, Texas, to provide services for producers in the Utica and Marcellus Shale resource plays in Ohio, West Virginia and

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Pennsylvania. The facilities would provide fractionation services for customers of the Utica Marcellus Texas Pipeline (UMTP), a proposed joint venture between MarkWest and KMP which was announced in the fourth quarter. The pipeline would have capacity of 150,000 bpd expandable to 400,000 bpd over time. The UMTP open season closed in late February and discussions are continuing with potential shippers. The proposed UMTP would involve the abandonment and conversion of over 1,000 miles of natural gas service on TGP and building approximately 200 miles of new pipeline.

•
Due to strong interest for transportation of Eagle Ford crude and condensate to the Houston Ship Channel, KMP has secured long-term commitments for more than two-thirds of the 300,000 bpd of capacity on its KMCC pipeline. Including joint ventures and other projects, KMP’s planned investments related to Eagle Ford crude and condensate opportunities currently total approximately $1 billion (including the projects described in this paragraph). In January, KMP put the approximately $100 million Sweeny lateral into service. This lateral connects KMCC to the Phillips 66 Sweeny refinery south of Houston. In addition, KMP is investing nearly $300 million in additional supply laterals, connections, tanks and truck racks, supported by long-term contracts with customers. These projects further enhance the connectivity of the KMCC system to additional Eagle Ford supplies and Texas Gulf Coast market outlets. KMP has been able to place portions of these facilities in service early to accommodate customer demand and expects to put the balance of these projects in service over the course of 2014 and the first half of 2015.

Terminals

•
In January, KMP completed its acquisition of American Petroleum Tankers (APT) and State Class Tankers (SCT) for $960 million in cash. The transaction was immediately accretive to cash available to KMP unitholders. The vessels are engaged in the marine transportation of crude oil, condensate and refined products in the United States’ domestic trade, commonly referred to as the Jones Act trade. KMP purchased five operating vessels and will invest an additional $214 million to complete funding for the construction of four new Jones Act-qualified vessels, which will be delivered between November 2015 and October 2016.

•
The 185-acre Battleground Oil Specialty Terminal Company (BOSTCO) project located on the Houston Ship Channel is continuing to progress toward completion, with 45 of the 51 storage tanks being constructed in phase one now in service. The remaining tanks will come online during the first half of 2014. Phase two construction continues and involves building an additional 900,000 barrels of storage capacity, which is expected to begin service in the third quarter of 2014. The approximately $520 million BOSTCO terminal is fully subscribed for a total capacity of 7.1 million barrels and is able to handle ultra-low sulfur diesel, residual fuels and other black oil terminal services. KMP owns 55 percent of and operates BOSTCO.

•
KMP brought three additional tanks online at its Edmonton Terminal in the first quarter of 2014, marking the completion of the facility’s phase one expansion which added nine tanks and 3.4 million barrels of capacity in total. Construction continues on phase two, which will add an incremental 1.2 million barrels of storage capacity and is expected to be completed by

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late 2014. The approximately $427 million project is supported by long-term contracts with major producers and refiners.

•
KMP has started site work on the 42-acre site along the Houston Ship Channel for construction of a new ship dock to handle ocean going vessels and 1.5 million barrels of liquids storage tanks. The approximately $172 million project is supported by a long-term contract with a major ship channel refiner to construct the tanks and add connectivity to KMP’s Galena Park terminal and to the refiner’s location. Tank construction is scheduled to begin in the second quarter of 2014 and the project is expected to be in service in the second quarter of 2016.

•
The previously announced $65 million phase three expansion of the International Marine Terminal in Louisiana and the $29 million expansion of the Pier IX Terminal in Virginia were both completed and placed into service in the first quarter of 2014. The combined 6.5 million ton increase in coal export capacity is fully subscribed and supported by long-term take or pay agreements.

Kinder Morgan Canada

•
The National Energy Board (NEB) this month issued a hearing order for the proposed $5.4 billion Trans Mountain pipeline system expansion. The first round of NEB information requests is due this month, public hearings will begin this summer and an NEB decision is expected by July of 2015. For the past 21 months Kinder Morgan Canada has engaged extensively with landowners, Aboriginal groups, communities and stakeholders along the proposed expansion route, and marine communities and will continue to do so. Thirteen companies in the Canadian producing and oil marketing business have signed firm contracts bringing the total volume of committed shippers to approximately 708,000 bpd. Kinder Morgan Canada received approval of the commercial terms related to the expansion from the NEB in May of 2013. The proposed expansion will increase capacity on Trans Mountain from approximately 300,000 bpd to 890,000 bpd. If approvals are received as planned, the expansion is expected to be operational at the end of 2017.

Financings

•
In February, KMP issued approximately 7.9 million common units in a secondary offering raising approximately $603 million in net proceeds. KMP also issued $1.5 billion in senior notes in February. The funds from both the sale of common units and senior notes transactions were used to repay commercial paper debt.

Kinder Morgan Management, LLC
Shareholders of KMR will also receive a $1.38 dividend ($5.52 annualized) payable on May 15, 2014, to shareholders of record as of April 30, 2014. The dividend to KMR shareholders will be paid in the form of additional KMR shares. The dividend is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.

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Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company and one of the largest publicly traded pipeline limited partnerships in America. It owns an interest in or operates approximately 52,000 miles of pipelines and 180 terminals. The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI). Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $100 billion. It owns an interest in or operates approximately 80,000 miles of pipelines and 180 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel. KMI owns the general partner interests of KMP and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP and EPB and shares in Kinder Morgan Management, LLC (NYSE: KMR). For more information please visit www.kindermorgan.com.
Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, April 16, at www.kindermorgan.com for a LIVE webcast conference call on the company’s first quarter earnings.
The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release.
Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis. Management uses this metric to evaluate our overall performance. It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions. Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement. Our partnership agreement requires us to distribute all available cash. Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder relative to the unit price). The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.

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We define distributable cash flow before certain items to be limited partners’ pretax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for our equity method investees, less equity earnings plus cash distributions received for Express and Endeavor (additional equity investees).
Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units. “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example certain legal settlements, hurricane impacts and casualty losses. Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business’ ongoing cash generation capacity than a similar measure with the certain items included.
For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and management of our business. General and administrative expenses are generally not controllable by our business segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis. We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments’ respective performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income. Our calculation of distributable cash flow before certain items, which begins with net income after adjusting for certain items that are specifically identified in the accompanying tables, is set forth in those tables. Net income before certain items is presented primarily because we use it in this calculation. Segment earnings before DD&A as presented in our GAAP financials is the measure most directly comparable to segment earnings before DD&A and certain items. Segment earnings before DD&A and certain items is calculated by adjusting for the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A. In addition, segment earnings before DD&A as presented in our GAAP financials is included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, segment earnings before DD&A or any other GAAP measure. Distributable cash flow before certain items and segment earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools. You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP. Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash

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flow before certain items may not be comparable to distributable cash flow measures of other companies. Segment earnings before DD&A and certain items has similar limitations. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in Kinder Morgan’s reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS

Larry Pierce	Investor Relations
Media Relations	(713) 369-9490
(713) 369-9407	km_ir@kindermorgan.com
larry_pierce@kindermorgan.com	www.kindermorgan.com

# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statements of Income
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended March 31,
	2014	2013
Revenues	$3,652	$2,661

Costs, expenses and other
Operating expenses	2,088	1,341
Depreciation, depletion and amortization	401	328
General and administrative	153	134
Taxes, other than income taxes	83	74
Other expense (income)	(6)	—
	2,719	1,877
Operating income	933	784

Other income (expense)
Earnings from equity investments	72	83
Amortization of excess cost of equity investments	(3)	(2)
Interest, net	(238)	(199)
Gain on sale of investments in Express	—	225
Other, net	6	4

Income before income taxes	770	895

Income taxes	(16)	(101)

Income from continuing operations	754	794

Loss from discontinued operations	—	(2)

Net income	754	792

Net income attributable to Noncontrolling Interests	(8)	(9)

Net income attributable to KMP	$746	$783

Calculation of Limited Partners' interest in net income (loss) attributable to KMP
Income from continuing operations attributable to KMP	$746	$785
Less: Pre-acquisition earnings and severance allocated to General Partner	5	(17)
Less: General Partner's remaining interest	(452)	(402)
Limited Partners' interest	299	366
Add: Limited Partners' interest in discontinued operations	—	(2)
Limited Partners' interest in net income	$299	$364

Limited Partners' net income (loss) per unit:
Income from continuing operations	$0.67	$0.97
Loss from discontinued operations	—	—
Net income	$0.67	$0.97
Weighted average units outstanding	448	376

Declared distribution / unit	$1.38	$1.30

	Three Months Ended March 31,
	2014	2013
Segment earnings before DD&A and amortization of excess investments
Natural Gas Pipelines	$719	$557
CO2	363	342
Products Pipelines	208	185
Terminals	214	186
Kinder Morgan Canada	48	193
	$1,552	$1,463

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended March 31,
	2014	2013
Segment earnings before DD&A and amort. of excess investments (1)
Natural Gas Pipelines	$723	$497
CO2	366	340
Products Pipelines	204	200
Terminals	228	187
Kinder Morgan Canada	48	52
Total	$1,569	$1,276

Segment DD&A and amortization of excess investments
Natural Gas Pipelines (2)	$159	$97
CO2	118	116
Products Pipelines	38	33
Terminals	76	51
Kinder Morgan Canada	13	14
Total	$404	$311

Segment earnings contribution
Natural Gas Pipelines (1) (2)	$564	$400
CO2 (1)	248	224
Products Pipelines (1)	166	167
Terminals (1)	152	136
Kinder Morgan Canada (1)	35	38
General and administrative (1) (3)	(149)	(123)
Interest, net (1) (4)	(228)	(187)
Net income before certain items	788	655
Certain items
Loss on sale of discontinued operations	—	(2)
Acquisition costs (5)	(1)	(4)
Legal and environmental reserves (6)	(17)	(15)
Drop down asset groups' pre-acquisition earnings (7)	—	19
Mark to market, ineffectiveness, and amortization of certain hedges (8)	(7)	2
Insurance deductible, casualty losses and reimbursements (9)	(8)	(2)
Gain on sale of assets, net of income tax expense	3	141
Severance (10)	(6)	(2)
Other (11)	2	—
Sub-total certain items	(34)	137
Net income	$754	$792
Less: Pre-acquisition earnings and severance allocated to General Partner	5	(17)
Less: General Partner's remaining interest in net income (12)	(452)	(402)
Less: Noncontrolling Interests in net income	(8)	(9)
Limited Partners' net income	$299	$364

Net income before certain items	$788	$655
Less: Noncontrolling Interests before certain items	(8)	(7)
Net income attributable to KMP before certain items	780	648
Less: General Partner's interest in net income before certain items (12)	(453)	(401)
Limited Partners' net income before certain items	327	247
Depreciation, depletion and amortization (13)	426	338
Book (cash) taxes - net	17	12
Express & Endeavor contribution	(5)	1
Sustaining capital expenditures (14)	(72)	(48)
DCF before certain items	$693	$550

Net income / unit before certain items	$0.73	$0.66
DCF / unit before certain items	$1.55	$1.46
Weighted average units outstanding	448	376
____________

Notes ($ million):

(1)	Excludes certain items:
1Q 2013 - Natural Gas Pipelines $60, CO2 $2, Products Pipelines $(15), Terminals $(1), Kinder Morgan Canada $141, general and administrative expense $(14), interest $(15).
1Q 2014 - Natural Gas Pipelines $(4), CO2 $(3), Products Pipelines $4, Terminals $(14), general and administrative expense $(6), interest $(11).
The Natural Gas Pipelines certain items in 1Q 2013 primarily relate to income from our drop down asset group that we exclude in our DCF calculation for period prior to our acquisition date of March 1, 2013.

(2)	Excludes $19 in 1Q 2013 of DD&A expense from our drop down asset groups for period prior to our acquisition date.

(3)
General and administrative expense includes income tax that is not allocable to the segments: 1Q 2013 - $3 and 1Q 2014 - $2. Excludes $9 in 1Q 2013 of G&A expense from our drop down asset groups for period prior to our acquisition date, which is included in certain items above.

(4)
Interest expense excludes interest income that is allocable to the segments: 1Q 2013 - $3 and 1Q 2014 - $1. Excludes $15 in 1Q 2013 of interest expense from our drop down asset groups for period prior to our acquisition date, which is included in certain items above.

(5)	Acquisition expense items related to closed acquisitions.

(6)	Legal reserve adjustments related to litigation and environmental matters.

(7)	Earnings from our drop down asset groups for period prior to our acquisition date.

(8)	Actual gain or loss is reflected in earnings before DD&A at time of physical transaction.

(9)	Casualty losses including related write-off of assets and expenses net of insurance reimbursements.

(10)	Drop-down asset groups severance expense allocated to and paid by the General Partner.

(11)	Amortization of debt fair value adjustments related to purchase accounting.

(12)
General Partner's interest in net income reflects a reduction for the KinderHawk acquisition GP incentive giveback of $4 in 1Q 2013, a reduction for the Copano acquisition GP incentive giveback of $30 in 1Q 2014, and a reduction for the APT/SCT acquisition GP incentive giveback of $3 in 1Q 2014.

(13)	Includes Kinder Morgan Energy Partner's (KMP) share of certain equity investees' DD&A: 1Q 2013 - $27 and 1Q 2014 - $22.

(14)	Includes KMP share of the corresponding equity investees' sustaining capital expenditures (i.e. the same equity investees for which we add back DD&A per Note 13): 1Q 2013 - $0 and 1Q 2014 - $1.

Volume Highlights
(historical pro forma for acquired assets)

	Three Months Ended March 31,
	2014	2013
Natural Gas Pipelines
Transport Volumes (Bbtu/d) (1) (2)	17,938.2	17,073.4
Sales Volumes (Bbtu/d) (3)	2,254.0	2,357.0
Gathering Volumes (Bbtu/d) (2) (4)	2,871.3	2,889.3

CO2
Southwest Colorado Production - Gross (Bcf/d) (5)	1.3	1.2
Southwest Colorado Production - Net (Bcf/d) (5)	0.6	0.5
Sacroc Oil Production - Gross (MBbl/d) (6)	31.8	30.7
Sacroc Oil Production - Net (MBbl/d) (7)	26.4	25.6
Yates Oil Production - Gross (MBbl/d) (6)	19.6	20.5
Yates Oil Production - Net (MBbl/d) (7)	8.7	9.1
Katz Oil Production - Gross (MBbl/d) (6)	3.5	2.1
Katz Oil Production - Net (MBbl/d) (7)	2.9	1.7
Goldsmith Oil Production - Gross (MBbl/d) (6)	1.2	—
Goldsmith Oil Production - Net (MBbl/d) (7)	1.0	—
NGL Sales Volumes (MBbl/d) (8)	9.9	10.3
Realized Weighted Average Oil Price per Bbl (9) (10)	$91.89	$86.85
Realized Weighted Average NGL Price per Bbl (10)	$49.44	$46.48

Products Pipelines
Pacific, Calnev, and CFPL (MMBbl)
Gasoline (11)	64.2	62.2
Diesel	24.5	24.3
Jet Fuel	21.0	20.5
Sub-Total Refined Product Volumes - excl. Plantation and Parkway	109.7	107.0
Plantation (MMBbl) (12)
Gasoline	37.1	35.6
Diesel	10.3	8.5
Jet Fuel	6.4	6.7
Sub-Total Refined Product Volumes - Plantation	53.8	50.8
Parkway (MMBbl) (12)
Gasoline	1.7	—
Diesel	0.8	—
Jet Fuel	—	—
Sub-Total Refined Product Volumes - Parkway	2.5	—
Total (MMBbl)
Gasoline (11)	103.0	97.8
Diesel	35.6	32.8
Jet Fuel	27.4	27.2
Total Refined Product Volumes	166.0	157.8
NGLs (13)	8.8	9.8
Condensate (14)	4.6	2.0
Total Delivery Volumes (MMBbl)	179.4	169.6
Ethanol (MMBbl) (15)	9.7	8.7

Terminals
Liquids Leasable Capacity (MMBbl)	71.6	60.5
Liquids Utilization %	94.4%	95.1%
Bulk Transload Tonnage (MMtons) (16)	21.6	22.4
Ethanol (MMBbl)	16.5	15.2

Trans Mountain (MMBbls - mainline throughput)	25.0	26.7
____________

Notes:

(1)	Includes Texas Intrastates, Copano South Texas, KMNTP, Monterrey, TransColorado, MEP (100%), KMLA, FEP (100%), TGP, and EPNG pipeline volumes.

(2)	Volumes for acquired pipelines are included for all periods.

(3)	Includes Texas Intrastates and KMNTP.

(4)
Includes Copano Oklahoma, Copano South Texas, Eagle Ford Gathering, Copano North Texas, Altamont, KinderHawk, Camino Real, Endeavor, Bighorn, Webb/Duval Gatherers, Fort Union, EagleHawk, and Red Cedar throughput volumes. Joint Venture throughput reported at KMP share.

(5)	Includes McElmo Dome and Doe Canyon sales volumes.

(6)	Represents 100% production from the field.

(7)	Represents KMP's net share of the production from the field.

(8)	Net to KMP.

(9)	Includes all KMP crude oil properties.

(10)	Hedge gains/losses for Oil and NGLs are included with Crude Oil.

(11)	Gasoline volumes include ethanol pipeline volumes.

(12)	Plantation and Parkway reported at 100%.

(13)	Includes Cochin and Cypress (100%).

(14)	Includes KMCC and Double Eagle (100%).

(15)	Total ethanol handled including pipeline volumes included in gasoline volumes above.

(16)	Includes KMP's share of Joint Venture tonnage.

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in millions)

	March 31,	December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$347	$404
Other current assets	2,336	2,264
Property, plant and equipment, net	28,558	27,405
Investments	2,263	2,233
Goodwill, deferred charges and other assets	10,454	10,458
TOTAL ASSETS	$43,958	$42,764

LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Current maturities of long-term debt	$1,243	$1,504
Other current liabilities	2,956	3,073
Long-term debt	19,610	18,410
Debt fair value adjustments	1,235	1,214
Other	1,291	1,342
Total liabilities	26,335	25,543

Partners' capital
Accumulated other comprehensive income	(85)	33
Other partners' capital	17,261	16,768
Total KMP partners' capital	17,176	16,801
Noncontrolling interests	447	420
Total partners' capital	17,623	17,221
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$43,958	$42,764

Total Debt, net of cash and cash equivalents, and excluding
the debt fair value adjustments	$20,506	$19,510

Segment earnings before DD&A and certain items	$5,924	$5,637
G&A	(547)	(521)
Income taxes	83	80
Noncontrolling interests	(32)	(31)
EBITDA (1)(2)	$5,428	$5,165

Debt to EBITDA	3.8	3.8
____________
Notes:

(1)	EBITDA includes add back of KMP's share of certain equity investees' DD&A and is before certain items.

(2)	EBITDA is last twelve months